Exhibit 99.1

SOUTHWEST CASINO CORPORATION ANNOUNCES

OPENING OF RUNNING ACES HARNESS PARK

Minneapolis, MN – April 14, 2008 - Southwest Casino Corporation (OTCBB: SWCC) announced today that Running Aces Harness Park, in which Southwest Casino Corporation owns a 50 percent membership interest, opened to a capacity crowd on April 11, 2008 and has completed its first three days of live harness racing.  After an afternoon ribbon cutting ceremony, racing at Running Aces began shortly after 6:00 p.m. on Friday with Valentine Hotspur winning the inaugural race.  Eight live races were completed daily on Friday and Saturday evenings and Sunday afternoon.  Eight more races are scheduled for this evening with an initial 6:00 post time.

Running Aces Harness Park offers live racing with pari-mutuel betting on a 5/8-mile harness racing track.  During 2008, Running Aces will hold live racing from April 11 to July 6 on Friday, Saturday and Monday nights starting at 6:00 p.m. and Sunday afternoons starting at 3:00, as well as two Tuesday nights in June.  In addition to live races, Running Aces offers simulcast wagering on harness races from other tracks and a full service restaurant and bar open from 11 a.m. to 11 p.m. daily.  Running Aces will also operate a card room with 50 gaming tables offering non-banked casino card games and live poker once it completes 50 days of live harness racing.

Jim Druck, CEO of Southwest Casino Corporation, said, “it was very exciting to finally begin racing at Running Aces. Notwithstanding the cold, blustery Minnesota weather we opened to a capacity crowd.  I was thrilled by the large crowds this weekend and the excitement generated by the races.  I was also extremely pleased with our guests’ response to the quality of our food and with the customer service provided by our newly-trained staff.  We are happy to have completed the first three of the 50 live racing days required before we can open our card room and look forward to another big opening event in July.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which operates Running Aces Harness Park in Columbus, Minnesota on the north side of the Twin Cities Metropolitan Area.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements, including statements regarding Southwest’s beliefs about its ongoing business. These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially. Those risks include all risks associated with Southwest’s ownership of North Metro Harness Initiative, LLC described in the Risk Factors section of Southwest’s Annual Report on Form 10-KSB filed March 31, 2008.  Other risks applicable to these forward-looking statements are described elsewhere in the Annual Report as well as the company’s other periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:

Southwest Casino Corporation

Thomas E. Fox, 952-853-9990

President

or

Investor Relations:

Strategic Growth International

Stan Altschuler, 212-838-1444

saltschuler@sgi-ir.com

or

Richard Cooper, 212-838-1444

rcooper@sgi-ir.com

www.sgi-ir.com

Source: Southwest Casino Corporation